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Exhibit 21.1

BEST BUY CO., INC.
SUBSIDIARIES OF THE REGISTRANT*

State of Formation
BBC Insurance Agency, Inc.	Minnesota
BBC Investment Co.	Nevada
BBC Property Co.	Minnesota
Best Buy Stores, L.P.	Delaware
Best Buy Purchasing LLC	Minnesota
BestBuy.com, Inc.	Delaware
Best Buy Concepts, Inc.	Nevada
CP Gal Ritchfield, LLC	Delaware
Magnolia Hi-Fi, Inc.	Washington
Musicland Stores Corporation	Delaware
The Musicland Group, Inc.	Delaware
Media Play, Inc.	Delaware
MG Financial Services, Inc.	Delaware
MLG Internet, Inc.	Delaware
Musicland Retail, Inc.	Delaware
On Cue, Inc.	Delaware
Request Media, Inc.	Delaware
Suncoast Group, Inc.	Delaware
Suncoast Motion Picture Company, Inc.	Delaware
Suncoast Retail, Inc.	Delaware
TMG Caribbean, Inc.	Delaware
TMG-Virgin Islands, Inc.	Delaware
Redline Entertainment, Inc.	Minnesota
*
Indirect subsidiaries are indicated by indentation.

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  Exhibit 21.1
BEST BUY CO., INC. SUBSIDIARIES OF THE REGISTRANT